UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2015

TransEnterix, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-19437	11-2962080
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

635 Davis Drive, Suite 300, Morrisville, North Carolina		27560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement – Todd M. Pope

On February 3, 2015, TransEnterix, Inc. (the "Company"), entered into a new employment agreement (the "Employment Agreement") with Todd M. Pope regarding Mr. Pope’s continued employment with the Company as its President and Chief Executive Officer. The initial employment period under the Employment Agreement commenced on September 3, 2013 and continues until December 31, 2015. The term of the Employment Agreement then will automatically renew for successive one-year terms, unless terminated in accordance with the terms of the Employment Agreement.

Under the Employment Agreement, Mr. Pope is paid an annual base salary of $400,000, subject to increase, and, as determined by the Compensation Committee or the Board of Directors (the "Board"), is eligible to receive annually, or otherwise, an incentive compensation award opportunity, payable in cash, and long term incentive equity compensation. During the term, Mr. Pope’s target annual cash incentive compensation opportunity will be no less than 50% of his base salary for the portion of the employment period falling within a given fiscal year, and performance goals shall be based on both Company performance metrics and personal performance metrics, as established and approved by the Compensation Committee or the Board annually. The equity-based compensation will be awarded under the Company’s Amended and Restated 2007 Equity Incentive Plan or any successor thereto in the discretion of the Compensation Committee or the Board.

Mr. Pope is entitled to severance benefits as follows: (i) if the Employment Agreement is terminated without cause or for good reason as defined in the Employment Agreement, or if the Employment Agreement is not extended at the end of the then-current term, Mr. Pope will receive severance and continued health and welfare benefits for twelve months following termination; and (ii) if Mr. Pope’s employment is terminated in connection with a Change in Control of the Company (as defined in the Employment Agreement), his severance benefits would be expanded to twenty-four months. The severance payable is the sum of (a) his annual rate of base salary immediately preceding his termination of employment, and (b) his target annual bonus for the fiscal year in which the termination occurs. Such severance benefit can be paid in a lump sum in the Change in Control context, subject to a payment delay required by applicable law. In addition, in the event of termination of his employment in connection with a Change in Control, to the extent not previously accelerated, all of Mr. Pope’s unvested outstanding equity awards shall accelerate and vest upon the date of termination.

Mr. Pope is subject to non-solicitation and non-competition covenants during the terms of the Employment Agreement and for one year immediately following the termination of his employment.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to such Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

2015 Compensation Matters
At a meeting of the Compensation Committee of the Board of Directors (the "Committee") of TransEnterix, Inc. (the "Company"), the Compensation Committee approved the equity awards for 2015 for its named executive officers. Such awards consist of stock options to acquire shares of the Company’s common stock (75% of the total equity awards) and time-based restricted stock units (25%) of the total equity awards. The number of restricted stock units awarded reflected an adjustment of 1 restricted stock unit for every 1.5 stock options that would have been granted, to recognize the distinction of such full value awards.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description
10.1 Employment Agreement entered into as of February 3, 2015, by and between TransEnterix, Inc. and Todd M. Pope

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TransEnterix, Inc.

February 6, 2015	By:	Joseph P. Slattery

Name: Joseph P. Slattery
Title: EVP and CFO

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement entered into as of February 3, 2015, by and between TransEnterix, Inc. and Todd M. Pope